Exhibit 5.1 Legal Opinion with Consent

The Law Office of Timothy S. Orr, PLLC
4328 West Hiawatha Drive, Suite 101
Spokane, Washington 99208
Phone (509) 462-2926
Facsimile (509) 462-2929

June 26, 2008

Board of Directors
Ultimate Products Corporation
530 Alameda Del Prado
Suite 339
Novato, CA 94949

Re:	Opinion and Consent of Counsel with respect to Registration Statement on Form S-1 for Ultimate Products Corporation, a Nevada Corporation, (the “Company”)

Ladies and Gentleman:

We have been engaged as counsel by the Company for the purpose of supplying this opinion letter, which is to be filed as an Exhibit to the Company’s Registration Statement (the “Registration Statement”) for the proposed registration of 1,000,000 shares of common stock par value $0.001 [“Share(s)”], to be offered to the public at an offering price of $0.10 per Share.

We have in connection with the Company’s request made ourselves familiar with the corporate actions taken and proposed to be taken by the Company in connection with the proposed registration of Shares by existing stockholders and authorization issuance and sale of the Shares by the Company and have made such other legal factual inquiries as we have deemed necessary for the purpose of rending this opinion.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies, the authenticity of the originals of such copied documents, and except with respect to the Company, that all individual executing and delivering such documents were duly authorized to do so.

Based on the forgoing and in reliance thereon, and subject to the qualification and limitations set forth below, we are of the opinion that the Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.  The 1,000,000 Shares being registered by the Company to be issued have been duly authorized and reserved and when issued upon payment will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date hereof, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

We hereby consent to the use of our name under the appropriate sections in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.  In providing this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Security and Exchange Commission.

Very truly yours,

/s/Timothy S. Orr
Timothy S. Orr
Attorney at Law
WSBA # 36256